Exhibit 16

POWER OF ATTORNEY

The undersigned, Robert C. Doll, Jr., Donald C. Burke, David O. Beim, James T. Flynn, W. Carl Kester and Karen P. Robards, the Directors/Trustees and the Officers of each of the registered investment companies listed below, hereby authorize Robert C. Doll, Jr., Andrew J. Donohue, Donald C. Burke, Michael G. Clark and Alice A. Pellegrino or any of them, as attorney-in-fact, to sign on his or her behalf in the capacities indicated any Registration Statement or amendment thereto (including post-effective amendments) for each of the following registered investment companies and to file the same, with all exhibits thereto, with the Securities and Exchange Commission: Master Inflation Protected Trust; Master Real Investment Trust; Mercury Funds, Inc.; Mercury Master Trust; Merrill Lynch Inflation Protected Fund; Merrill Lynch International Fund of Mercury Funds, Inc.; Merrill Lynch Principal Protected Trust; Merrill Lynch Real Investment Fund; Merrill Lynch Small Cap Growth Fund of Mercury Funds, Inc.; Preferred and Corporate Income Strategies Fund, Inc.; Capital and Income Strategies Fund, Preferred Income Strategies Fund, Inc.; The Europe Fund, Inc.; Master Institutional Money Market Trust; Merrill Lynch Funds for Institutions Series; MuniHoldings Fund III, Inc.; MuniHoldings California Fund, Inc.; MuniHoldings New York Fund, Inc.; and The GNMA Fund Income Accumulation Program, Inc.

Dated: February 25, 2005

/s/ Robert C. Doll, Jr.	/s/ Donald C. Burke
Robert C. Doll, Jr. (President/Principal Executive Officer/ Director/Trustee)	Donald C. Burke (Vice President/Treasurer/Principal Financial and Accounting Officer)

/s/ David O. Beim	/s/ James T. Flynn
David O. Beim (Director/Trustee)	James T. Flynn (Director/Trustee)

/s/ W. Carl Kester	/s/ Karen P. Robards
W. Carl Kester (Director/Trustee)	Karen P. Robards (Director/Trustee)